EXHIBIT 17.1

May 13, 2005

Tabatha IV, Inc.

6754 West Hinsdale Place

Littleton, CO 80128

To Whom It May Concern:

Effective this date, I am resigning from my position as president and board member of Tabatha IV, Inc.

Sincerely,

/s/ JOHN BALLARD

John Ballard